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         CONSENT OF ERNST & YOUNG LLP INDEPENDENT CHARTERED ACCOUNTANTS

We consent to the use of our reports dated February 16, 2001 and February 5, 2001 respectively, with respect to the financial statements of Luscar Coal Income Fund and Luscar Coal Ltd., included in Appendix C of the Registration Statement (Form F-80) of Sherritt International Corporation and Canadian Coal Trust, and the related varied and restated offer of Sherritt Coal Acquisition Inc. to purchase all of the outstanding common shares of Fording Inc., dated December 16, 2002.

Edmonton, Canada                                           /s/ Ernst & Young LLP
December 16, 2002                                          Chartered Accountants